Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2024, with respect to the 2023 financial statements included in the Annual Report of Caleres, Inc. 401(k) Savings Plan on Form 11-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statement of Caleres, Inc. on Form S-8 (File No. 333-65900).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

June 20, 2025